Exhibit 99.1

             Ciphergen Reports Third Quarter 2003 Financial Results

  Revenue Increased 57% vs. Year Prior Period and Operating Loss Narrows 44%

    FREMONT, Calif., Oct. 30 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) reported financial results for the third quarter of 2003. For the quarter ended September 30, 2003, total revenue increased 57% to $16.1 million, up from revenue of $10.2 million in the third quarter of 2002. The increase in revenue was due to increased sales of ProteinChip(R) Systems and Arrays, increased sales of automation accessories, increased revenue from Ciphergen's BioSepra(R) Process Proteomics products, and increased revenue from service activities. Ciphergen reported a loss from operations of $4.6 million for the third quarter of 2003, a decline of 44% from the operating loss of $8.3 million in the comparable period of 2002. The Company reported a net loss of $5.2 million for the third quarter of 2003, a decline of 34% as compared to a net loss of $7.9 million for the comparable period of 2002.
    "Our third quarter results demonstrate a clear trend toward profitability, as efforts to moderate the growth in our operating expenses resulted in the sharp decline in our net losses for the quarter," commented William Rich, President and CEO of Ciphergen. "Our financials also reflect strong revenue growth in what remains a difficult economic environment for providers of mass spectrometers and other tools for proteomics researchers."

    Revenue Guidance. Ciphergen currently expects that fourth quarter revenue will be approximately $19 million, which would result in full year 2003 revenue of approximately $62 million, or revenue growth of approximately 58% on a year-over-year basis. The Company expects revenue for 2004 to increase approximately 45-55% over 2003, driven by improvements in the R&D capital spending climate, increased sales and marketing activities, recent and planned new product introductions, and new business activities.

    Summary Highlights for the Quarter:

    Completion of Financing. In August, Ciphergen completed the sale of $30 million of convertible notes due 2008. The notes bear interest at 4.50% and are convertible under certain circumstances at the equivalent of $9.19 per share. This transaction provides Ciphergen with additional financial resources and the Company intends to use the proceeds for general corporate purposes, which may include working capital, capital expenditures, research and development, and potential acquisitions. At the end of the quarter, Ciphergen had $49.3 million in cash, cash equivalents and investments in marketable securities.

    Expanded Biomarker Marketing & Promotion Program.   Late in the third
quarter, Ciphergen commenced its first-ever worldwide marketing promotion program -- a 14 city seminar tour in North America and Europe, which is also being extended to Japan in the fourth quarter at selected major cities and institutions. Nearly 1,000 individuals attended these half-day seminars, of which approximately 25% were current customers of Ciphergen learning about new applications and 75% were new prospects. The seminar series included detailed presentations and case studies, by customers, on the use of the ProteinChip Biomarker System for clinical and basic research biomarker applications. Successes in a number of disease areas were presented along with specific methodologies for applying our technology to rapid protein biomarker expression, purification, identification, interaction studies and assay development. The program also introduced customers and prospects to our newest products and further enhanced Ciphergen's leadership in biomarker discovery.

    New Product Introductions.
    -- Ciphergen's Interaction Discovery Mapping(TM) (IDM) platform enables rapid protein interaction studies and complements our proven Expression Difference Mapping(TM) (EDM) capability for biomarker discovery while providing significant improvements in functional proteomics applications. The IDM platform enables:
      -- Rapid discovery of new protein interaction-related biomarkers;
      -- Elucidation of disease pathways and function; and -- Development of rapid, quantitative multi-marker assays for disease diagnosis, prognosis and treatment monitoring, as well as improved clinical sensitivity and specificity.

    -- Improvements in ProteinChip Technology Automation. During the quarter, Ciphergen introduced several new software tools. In combination with the Ciphergen AutoLoader and customized Biomek(R) 2000 robotic workstation, Ciphergen now offers its customers a fully automated system for protein biomarker discovery, validation and assay on a single platform. The new software tools include:
      -- The CiphergenExpress(TM) Data Manager 2.0, a robust, client-server relational database system, improves the efficiency of the ProteinChip System workflow by organizing raw spectral data collection and helping to track samples, arrays and reagents, refine results, generate reports and publish findings.
      -- The Biomarker Analysis and Biomarker Patterns(TM) Modules provide the basis for determination of high performance multi-biomarker assays. These software tools enable a powerful, automated data mining capability for multiple experiments over multiple conditions to identify potential biomarkers and biomarker patterns. The algorithms in these modules identify peaks of similar molecular weight across samples, and then statistically and visually display differences in expression levels and report optimal biomarker patterns for clinically relevant assays.

    Further Progress Toward Potential Diagnostics.
    -- Publication of Ovarian Cancer Study. In the October 14 issue of the Proceedings of the National Academy of Sciences (PNAS), a group at UCLA led by Dr. Robin Farias-Eisner published the results of a study in which they used the ProteinChip technology to discover three panels of multiple biomarkers for the detection of ovarian cancer using serum from a discovery set of 184 samples. The three panels then correctly diagnosed 41 of 44 samples in a
blinded independent validation set.   The biomarker panels not only
distinguished patients with benign or malignant ovarian neoplasia from normal subjects, but they also allowed the identification of patients with early stage (stage I/II) ovarian cancer from those patients with benign ovarian tumors or normal individuals.
    -- Ovarian Cancer Validation Study. In an independent effort which Ciphergen is conducting in collaboration with Johns Hopkins University School of Medicine, Ciphergen has commenced a validation study using over 1,000 samples obtained from multiple sites around the world. This study is a follow-on to an earlier multi-site study employing over 500 samples in which Ciphergen identified a multi-marker panel that may have utility in the detection of ovarian cancer, particularly focusing on early stage cancer where the impact of detection dramatically alters patient survivability. This study also led to the discovery of several interacting proteins that may provide additional diagnostic information, allowing us to pursue new avenues for assay improvement, and further understanding of the biological pathways in ovarian cancer.
    -- Johns Hopkins Collaboration Renewal. Ciphergen is renewing its biomarker discovery and development collaboration with Johns Hopkins for a fourth year. During the upcoming year, Ciphergen and a team at Johns Hopkins led by Dr. Dan Chan will focus on studies in ovarian, breast, prostate and pancreatic cancers. The collaboration has already produced encouraging results, and descriptions of the discovery of diagnostic multi-marker panels for prostate cancer and pancreatic cancer have been accepted for publication in leading scientific journals. A multi-marker panel for breast cancer that was previously published is currently undergoing a 500 patient, multi-center validation. The goal of the program in the coming year is to advance several of these programs through prototype and final assay development and then into clinical trials.
    -- Alzheimer's Disease. During the quarter, scientists at Ciphergen's Copenhagen Biomarker Discovery Center(R), in collaboration with a team led by Dr. Kaj Blennow at Sahlgren's University Hospital, completed a diagnostic biomarker study of Alzheimer's Disease (AD). This study will be presented on November 9 at the Society for Neuroscience 33rd Annual Meeting in New Orleans. Alzheimer's Disease is the most common form of dementia worldwide, yet can only be detected conclusively by examining the brain after death to determine the levels of plaques and tangles in certain brain regions. In this discovery study, a four biomarker panel obtained from cerebral spinal fluid samples correctly grouped 29 out of 30 AD samples and 33 out of 35 age-matched normal individuals. Further studies analyzing over 200 additional samples are underway to validate these markers for their utility in diagnosing early stage Alzheimer's Disease as well as to differentiate AD from other dementias using the Ciphergen platform.

    Biodefense Applications of ProteinChip Technology. The University of Texas Medical Branch-Galveston (UTMB) and Ciphergen have received funding from the National Institute of Health (NIAID) to develop new strategies for early diagnosis of viral infections caused by exposure to bioterrorism agents. This research project will combine UTMB's proprietary thioaptamer technology with Ciphergen's SELDI ProteinChip technology to study the inflammatory response of cytokines and key transcription factors when challenged with pathogens. This collaboration seeks to identify and characterize novel protein interactions associated with viral infection, enhancing innate immunity, and controlling cytopathological immune reactions. Ultimately, this could result in protein-based diagnostics and therapeutics. The long-term objective of this collaborative effort is to develop real-time, chip-based identification and assays of host factors associated with viral infections.

    Enhanced Board of Directors. During the third quarter, Judy Bruner, Senior Vice President and Chief Financial Officer of palmOne, Inc. joined Ciphergen's Board of Directors and assumed the role of Chairman of Ciphergen's Audit Committee.

    About Ciphergen
    Ciphergen develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research and process proteomics applications, as well as a broad range of bioseparations media for protein purification through its BioSepra(R) process chromatography division. ProteinChip Systems and Biomarker Discovery Center(R) collaborative services enable protein discovery, profiling, characterization and assay development to provide researchers with predictive analysis capabilities and a better understanding of biological functions at the protein level. ProteinChip Systems are enabling tools in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring disease progression and evaluating the therapeutic effects and side effects of drugs. Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular
basis of disease.   Additional information about Ciphergen can be found at
www.ciphergen.com.

    Safe Harbor Statement
    Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding the use of the proceeds from our recent sale of convertible notes, the use of ProteinChip technology to discover useful protein biomarkers that can be used for diagnostic, theranostic and/or therapeutic purposes, our expected revenue for 2003 and 2004, as well as a trend toward profitability, the development of diagnostic tests for various cancers including ovarian, breast, prostate and pancreatic cancer as well as for Alzheimer's Disease, the successful applications of our IDM platform, and future growth in the field of proteomics. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ProteinChip technology's ability to discover protein biomarkers that have diagnostic, theranostic and/or therapeutic utility, the Company's ability to generate significant growth in unit sales while maintaining pricing, the IDM platform's ability to rapidly discover protein interactors, elucidate disease pathways and functions, and to develop useful assays, and the continued emergence of proteomics as a major focus of biological research and drug discovery. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 dated October 8, 2003, for further information regarding these and other risks of the Company's business.

    NOTE: Ciphergen, ProteinChip, Biomarker Discovery Center and BioSepra are registered trademarks of Ciphergen Biosystems, Inc.




                          Ciphergen Biosystems, Inc.
                        Summary Financial Information
                                 (Unaudited)
                    (in thousands, except per share data)



                                      Three Months Ended    Nine Months Ended
                                          September 30,       September 30,
                                         2002      2003      2002       2003

    Revenue                            $10,241   $16,072   $25,708    $43,177

    Cost of revenue (1)                  3,532     5,749     8,882     22,534
    Gross profit                         6,709    10,323    16,826     20,643

    Operating expenses:
      Research and development           6,071     5,400    14,692     18,792
      Sales and marketing                4,714     5,971    14,642     17,917
      General and administrative         3,973     3,332    10,277     12,286
      Amortization of intangible
       assets                              207       207       621        621
         Total operating expenses       14,965    14,910    40,232     49,616

    Loss from operations                (8,256)   (4,587)  (23,406)   (28,973)

    Interest and other income
     (expense), net                        301      (124)    1,100        164
    Loss before income taxes            (7,955)   (4,711)  (22,306)   (28,809)

    Income tax provision (benefit)         (48)      526        61      1,229

    Net loss                           $(7,907)  $(5,237) $(22,367)  $(30,038)

    Net loss per share, basic and
     diluted                            $(0.29)   $(0.18)   $(0.83)    $(1.08)

    Shares used in computing net loss
     per share                          27,027    28,730    26,906     27,902


                                                         December    September
                                                            31,         30,
                                                           2002        2003
    Cash, cash equivalents and
     investments
      in securities                                        $42,541    $49,322
    Total assets                                            87,615    103,669
    Long-term debt                                           2,313     30,815
    Stockholders' equity                                    68,354     52,384



    (1) In the nine months ended September 30, 2003, cost of revenue included a non-recurring expense of $7,257 related to our litigation settlement.

SOURCE  Ciphergen Biosystems,  Inc.
    -0-                             10/30/2003
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com /
    (CIPH)

CO:  Ciphergen Biosystems, Inc.
ST:  California
IN:  MTC BIO HEA
SU:  ERN ERP